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PRICING SUPPLEMENT NO. 197 DATED                       Filed Pursuant to
APRIL 6, 2000 TO PROSPECTUS DATED                      Rule 424(b)(5)
AUGUST 26, 1998, AS SUPPLEMENTED BY                    File No. 333-60795
PROSPECTUS SUPPLEMENTS DATED SEPTEMBER 24, 1998
AND AUGUST 18, 1999
                         CMS ENERGY CORPORATION

   General Term Notes (servicemark of J.W. Korth & Company), Series E
               Due 9 Months to 25 Years from date of issue

        Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth
& Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the Distribution Agreement from time to time. Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated August 26, 1998, as supplemented by the Additional Agent Prospectus Supplements dated September 24, 1998 and August 18, 1999.

Aggregate Principal Amount:           $  333,000.00
Original Issue Date
  (Settlement Date):                  April 11, 2000
Stated Maturity Date:                 March 15, 2007
Issue Price to Public:                100% of Principal Amount
Interest Rate:                        8.750% Per Annum
Interest Payment Dates:               May 15 and Monthly Thereafter
                                      Commencing May 15, 2000

Survivor's Option:                    [ X ] Yes     [   ] No
Optional Redemption:                  [ X ] Yes     [   ] No

Initial Redemption Date:              March 15, 2002
Redemption Price:                     Initially 101% of Principal
                                      Amount and 100% after the
                                      first anniversary of the
                                      Initial Redemption Date.

                                      Principal Amount of Notes
       Agent                          Solicited by Each Agent

First of Michigan
  Corporation                         $   10,000.00
Prudential Securities
  Incorporated                        $    7,000.00
J.J.B. Hilliard,
  W.L. Lyons, Inc                     $  102,000.00
Raymond James &
  Associates, Inc                     $  114,000.00
J.W. Korth & Company                  $  100,000.00
       Total                          $  333,000.00

                                      Per Note Sold by
                                      Agents To Public        Total

Issue Price:                          $    1,000.00       $ 333,000.00
Agent's Discount or Commission:       $        7.00       $   2,331.00
Maximum Dealer's Discount or
  Selling Concession:                 $       18.00       $   5,994.00
Proceeds to the Company:              $      975.00       $ 324,675.00

CUSIP Number:  12589QZ58